Exhibit 99.2

News Release

Investor Relations: Kate Vanek, +1 646 654 4593

Media Relations: Andrew McCaskill, +1 646 654 5577

FOR IMMEDIATE RELEASE

Nielsen Prices $750 Million of 5.00% Senior Notes Due 2022

New York, New York – February 20, 2015 – Nielsen (NYSE: NLSN) today announced that its indirect wholly-owned subsidiaries, Nielsen Finance LLC and Nielsen Finance Co., priced $750 million aggregate principal amount of 5.00% senior notes due 2022 (the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The total size of the offering of the Notes has been increased from $650 million to $750 million. The Notes will trade interchangeably with the $750 million aggregate principal amount of 5.00% Senior Notes due 2022 and the $800 million aggregate principal amount of 5.00% Senior Notes due 2022, issued by Nielsen Finance LLC and Nielsen Finance Co. on April 11, 2014 and July 8, 2014, respectively.

The Notes are anticipated to be issued on February 25, 2015 and will mature on April 15, 2022, unless earlier redeemed or repurchased.

Nielsen intends to apply the net proceeds of this offering to make repurchases of its outstanding common stock from time to time, in the open market or otherwise, pursuant to its existing share repurchase programs, to reduce outstanding amounts under its revolving credit facility, to pay related fees and expenses, and for general corporate purposes.

The Notes are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States, only to non-U.S. investors pursuant to Regulation S. The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from, or a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward Looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘will’, ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by Nielsen (including Nielsen’s filings with the Securities and Exchange Commission). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

About Nielsen

Nielsen N.V. (NYSE: NLSN) is a global information and measurement company with leading market positions in marketing and consumer information, television and other media measurement, online intelligence and mobile measurement. Nielsen has a presence in approximately 100 countries, with headquarters in New York, USA and Diemen, the Netherlands. For more information, visit www.nielsen.com.